Exhibit 12

FORM 61

QUARTERLY REPORT

Incorporated as part of:	☒	Schedule A
Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	920-800 West Pender Street Vancouver, British Columbia, V6C 2V6
Issuer Telephone Number	(604) 685-8666
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-8666
For Quarter Ended	March 31, 2000
Date of Report	May 24, 2000

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	May 24, 2000
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	May 24, 2000
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Prepared by Management)

MARCH 31

(expressed in U.S. dollars)

	2000	1999
ASSETS
CURRENT
Cash	$351,784	$237,093
Accounts receivable	512,711	543,336
Inventories	392,251	376,082
Prepaid expenses	9,114	12,938

	1,265,860	1,169,449
CAPITAL ASSETS	196,157	175,744
OTHER ASSETS	412,323	464,144

	$1,874,340	$1,809,337

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT
Accounts payable and accrued liabilities	$627,139	$628,470
Current portion of long-term debt	2,752,508	2,443,716

	3,379,647	3,072,186
LONG-TERM DEBT	1,786,746	1,915,669

	5,166,393	4,987,855
SHAREHOLDERS’ EQUITY
Share capital	27,367,615	27,367,615
Cumulative translation adjustment	13,642	9,931
Deficit	(30,673,310)	(30,556,064)

	(3,292,053)	(3,178,518)

	$1,874,340	$1,809,337

Approved by the Directors:

Director: signed “Ian C. Tostenson”

Director: signed “William D. Baxter”

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT

(Unaudited - Prepared by Management)

FOR THE NINE MONTHS ENDED MARCH 31

(expressed in U.S. dollars)

	2000	1999	1998
INCOME
Sales	$2,735,106	$2,317,036	$2,428,767
Cost of sales	1,651,994	1,378,149	1,265,030

	1,083,112	938,887	1,163,737

EXPENSES
Sales and marketing	549,619	715,035	966,511
Administration	414,673	402,053	489,418
Research and development	52,723	50,513	68,218
Interest on long-term debt	189,915	228,956	256,007

	1,206,930	1,396,557	1,780,154

Loss from operations	123,818	457,670	616,417
Other income - net	(3,911)	(26,307)	(38,649)

Loss for the period	119,907	431,363	577,768
Deficit, beginning of period	30,553,403	30,124,701	29,416,182

Deficit, end of period	$30,673,310	$30,556,064	$29,993,950

(Loss) per share	$.03	$.11	$.15

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - Prepared by Management)

FOR THE NINE MONTHS ENDED MARCH 31

(expressed in U.S. dollars)

	2000	1999	1998
CASH PROVIDED BY (APPLIED TO):
OPERATING ACTIVITIES
Loss for the period	$(119,907)	$(431,363)	$(577,768)
Adjustments to reconcile to net cash provided by (used for) operating activities:
Amortization	77,279	97,954	187,296
Amortization of discount on long-term debt	161,340	192,087	215,764

	118,712	(141,322)	(174,708)
Net change in working capital items (Note 2):	23,244	39,228	(53,467)

	141,956	(102,094)	(228,175)

FINANCING ACTIVITY
Principal payments on long-term debt	(12,600)	(31,627)	(26,675)

INVESTING ACTIVITY
Purchase of capital and other assets	(62,366)	(10,247)	(51,990)

INCREASE (DECREASE) IN CASH	66,990	(143,968)	(306,840)
Effect of exchange rate changes on cash	(570)	(700)	(652)
CASH, BEGINNING OF PERIOD	285,364	381,761	696,301

CASH, END OF PERIOD	$351,784	$237,093	$388,809

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$28,575	$32,313	$40,724

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

MARCH 31, 2000

(expressed in U.S. dollars)

The accompanying financial statements for the interim period ended March 31, 2000 are prepared on the basis of accounting principles generally accepted in Canada, conform in all material respects with accounting principals generally accepted in the United States and are unaudited, but in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for fair presentation of the financial position, operations, and changes in financial results of the interim period presented. The financial statements for the interim period are not necessarily indicative of the results to be expected for the full year. The financial statements do not contain the detail or footnote disclosure concerning accounting policies and other matters which would be included in full year financial statements, and therefore should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 1999.

1.	SHARE CAPITAL

	Nine Months Ended March 31, 2000		Nine Months Ended March 31, 1999
	Number of shares	Amount	Number of shares	Amount
Common shares issued and outstanding
Balance, beginning and end of period	3,979,815	$27,367,615	3,979,815	$27,367,615

Incentive Stock Options

The Company has granted options to purchase a total of 245,000 common shares at a price of Cdn $.25 per share expiring May 30, 2006.

Warrants

No warrants were granted during the three months ended March 31, 2000.

Escrow Shares

Of the issued share capital, 141,000 shares are held in escrow and may not be traded without regulatory approval.

2.	CONSOLIDATED STATEMENTS OF CASH FLOWS

	2000	1999	1998
Net change in working capital items:
Accounts receivable	$(12,637)	$61,819	$194,813
Inventories	(50,048)	(33,619)	(94,025)
Other assets	(4,998)	(22,992)	13,960
Accounts payable	90,927	34,020	(168,215)

	$23,244	$39,228	$(53,467)

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

MARCH 31, 2000

(expressed in U.S. dollars)

3.	LONG-TERM DEBT

Included in the current portion of long-term debt is $450,000 in connection with a non-revolving term note, payable to an affiliated Swiss financial institution, which was due January 31, 1995. The note is collateralised by the assets of the Company. Should the note remain past due and this not be waived, the lender has the right to take possession of its security should it choose to do so. Also included in the current portion of long-term debt are seven installments on a non-interest bearing note that were due prior to March 31, 2000 and which aggregate $1,968,516. The Company has had negotiations with both parties to settle a substantial portion of their outstanding debt. As of this date, no payments have been made by the Company to either party on the past due amounts nor has either party instituted or threatened any collection or other action against the Company.

4.	COMPARATIVE FIGURES

Certain of the prior period comparative figures have been reclassified to conform with the presentation adopted for the current period.

FORM 61

QUARTERLY REPORT

Incorporated as part of:		Schedule A
	☒	Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	920-800 West Pender Street Vancouver, British Columbia, V6E 4B1
Issuer Telephone Number	(604) 685-8666
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-8666
For Quarter Ended	March 31, 2000
Date of Report	May 24, 2000

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	May 24, 2000
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	May 24, 2000
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

MARCH 31, 2000

(expressed in U.S. dollars)

1.	a) DEFERRED COSTS, EXPLORATION AND DEVELOPMENT EXPENDITURES

No deferred costs were recorded during the nine months ended March 31, 2000.

b)	GENERAL ADMINISTRATIVE EXPENSES AND COST OF SALES

General and Administrative Expense:

Administration, sales and marketing expenses for the nine months ended March 31, 2000 were:

	Sales and Marketing	Administration
Consulting fees	$70,465	$112,246
Bad debts	—	19,800
Depreciation and amortization	2,861	53,327
License, taxes and regulatory fees	—	47,065
Office, insurance and supplies	20,840	155,893
Professional fees	—	27,571
Promotion and advertising	71,617	—
Rental and utilities	12,451	212,151
Travel and entertainment	30,414	18,585
Wages and benefits	223,264	187,745
Allocated expenses	117,707	(419,710)

	$549,619	$414,673

Cost of Sales:

Cost of Sales for the nine months ended March 31, 2000 were:

Payroll and Benefits		$705,774
Raw materials and Supplies		544,231
Allocations and Other Expenses		401,989

		$1,651,994

c)	AGGREGATE AMOUNT OF EXPENDITURES MADE TO PARTIES NOT AT ARM’S LENGTH TO THE ISSUER DURING THE NINE MONTHS ENDED MARCH 31, 2000- $4,192

2.	a) SECURITIES ISSUED IN THE QUARTER

No securities were issued during the quarter ended March 31, 2000.

b)	OPTIONS GRANTED IN THE QUARTER

No options were granted during the quarter ended March 31, 2000.

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

MARCH 31, 2000

(expressed in U.S. dollars)

3.	a) AUTHORIZED CAPITAL AS AT MARCH 31, 2000

b)	OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES AS AT MARCH 31, 2000

c)	SHARES IN ESCROW OR SUBJECT TO POOLING AS AT MARCH 31, 2000

For a), b), and c) above please see Note 1 to the consolidated financial statements for the nine months ended March 31, 2000.

d)	DIRECTORS AS AT MARCH 31, 2000

Alfred W. Vitale - President	Ian C. Tostenson	William D. Baxter

UNILENS VISION INC.

MANAGEMENT DISCUSSION

SCHEDULE “C”

MARCH 31, 2000

(expressed in U.S. dollars)

OPERATING ACTIVITIES

During the nine month period ended March 31, 2000 (the “Current Period”), the Company achieved a decrease of $333,852 in net loss from operations as compared to the same period in the prior year (the “Prior Period”). Sales increased by 18% in the Current Period, as compared to the Prior Period, primarily due to increased demand for the Unilens EMA lens. The lens is competitively priced and available in a planned replacement modality aimed at acquiring market share from the disposable lens competitors. Gross margins in the Current Period declined by 1% to 40%, as compared to 41% in the Prior Period. This decrease was primarily due to increased sales in the competitively priced, lower margin Unilens EMA lens. Sales and marketing expense decreased by 23% in the Current Period, as compared to the Prior Period, due to restructuring of the sales force and curtailed advertising and promotional spending. The Company plans on increasing market share through the launch of several new competitively priced products during the next fiscal year.

On March 1, 2000 the Company acquired all of the assets related to Lombart Lens Division of BioCompatibles Eyecare Inc., a Norfolk VA based optical and biotechnology Company. The Company estimates that the Lombart Division will generate approximately 1 million U.S. dollars in annual revenue. The Company acquired selected fixed assets, raw materials, accounts receivable, and other various assets, including regulatory approvals, for approximately $176,000 U.S. dollars to be paid in various instalments over the next 12 months. Furthermore, the Company agreed to take possession of a limited consignment inventory to be redistributed to Lombart customers over the next 2 years at contractual rates. The Company will manufacturer and distribute the Lombart product lines from its Largo, Florida manufacturing facility.

Investor relations are done internally and consist of responding to inquiries from potential investors and stockholders as well as the dissemination of company news and information.

FINANCING ACTIVITIES

A positive cash flow from operating activities of $141,956 was recorded for the nine months ended March 31, 2000. In order to maintain a positive cash flow during the current fiscal period, the Company reduced selling expenses to offset the impact of lower margin new products.

The Company has had discussions to settle a significant portion of its long-term obligations, of which a portion was past due at March 31, 2000. As of this date, no payments have been made by the Company on the past due amounts nor have the parties owed these amounts instituted or threatened any collection or other action against the Company. The Company estimates that it will require additional financing in order to meet its commitments during the current fiscal year and beyond. The Company will need to seek additional debt or equity financing and/or to negotiate reductions or payment delays in its debt obligations. However, there can be no assurance that the Company will be able to make any such arrangements or that the terms of any arrangements it is able to make will be favourable to the Company. If the Company is unable to obtain adequate or any funding to meet its commitments or to negotiate reductions or payment delays in its debt obligations, the Company will be required to severely curtail or even cease its activities. Should future events place the Company in this position, there can be no assurance that the Company will be able to continue to operate or to meet its ongoing obligations.